Exhibit 10 (l)
STRATOS GLOBAL CORPORATION
STOCK OPTION PLAN
Amended and Restated – May 13, 2004

STRATOS GLOBAL CORPORATION
STOCK OPTION PLAN
SECTION 1
GENERAL PROVISIONS
1.1 Interpretation
For purposes of this Plan, the following terms shall have the following meanings:
(a)	“Board” means the Board of Directors of the Corporation;

(b)	“Business Day” means a day other than a Saturday, Sunday or any other day which is a statutory holiday in the Province of Ontario;

(c)	“Common Shares” means the Common Shares of the Corporation;

(d)	“Corporation” means Stratos Global Corporation;

(e)	“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or a subsidiary has a contract for substantial services;

(f)	“Eligible Person” means, subject to all applicable laws, any employee, director, officer or Consultant of the Corporation or any subsidiary of the Corporation;

(g)	“Fair Market Value” means the weighted average of the prices at which the Common Shares traded on a stock exchange in Canada on which the Common Shares were listed and posted for trading for the five trading days immediately preceding the relevant date;

(h)	“Insider” means:
(i)	an insider as defined under Section 1(l) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary, and

(ii)	an associate as defined under Section 1(l) of the Securities Act (Ontario) of any person who is an insider by virtue of (i) above;
(i)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

(j)	“Participant” means Eligible Persons to whom Options have been granted;

(k)	“Plan” means this Stratos Global Corporation Stock Option Plan;
Amended and Restated – May 13, 2004

(l)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(m)	“Subsidiary” means any company that is a subsidiary of the Corporation as defined under Section 1(4) of the Securities Act (Ontario);

(n)	“Take-over Bid” means a bona fide third party offer to acquire a majority of the issued and outstanding Common Shares made to any person or company or group of persons or companies or an offer to exchange a majority of such Common Shares for the shares of another company pursuant to an amalgamation, merger or similar transaction; and

(o)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.
          In this Plan, words imparting the singular number only shall include the plural and vice versa and words imparting the masculine shall include the feminine.
          This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
1.2	Purpose
The purpose of the Plan is to advance the interests of the Corporation by:
(a)	providing Eligible Persons with additional incentive;

(b)	encouraging stock ownership by such Eligible Persons;

(c)	increasing the proprietary interest of Eligible Persons in the success of the Corporation;

(d)	encouraging Eligible Persons to remain with the Corporation or its Subsidiaries; and

(e)	attracting new employees and officers.
1.3 Administration
(a)	The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the Committee.
Amended and Restated – May 13, 2004

(b)	Subject to the limitations of the Plan, the Board shall have the authority to:
(i)	grant options to purchase Common Shares to Eligible Persons;

(ii)	determine the terms, limitations, restrictions and conditions respecting such grants;

(iii)	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

(iv)	make all other determinations and take all other actions in connection with the implementation and administration of the Plan including without limitation for the purpose of ensuring compliance with Section 1.8 hereof as it may deem necessary or advisable.
The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.
1.4 Shares Reserved
(a)	The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall be equal to 5,500,000. The maximum number of Common Shares which may be reserved for issuance to any one person under the Plan shall be 5% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other Share Compensation Arrangement.

Any Common Shares subject to an Option which for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan. No fractional shares shall be issued and the Board may determine the manner in which fractional share values shall be treated.

(b)	If there is a change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in:
(i)	the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and

(ii)	the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares;
Amended and Restated – May 13, 2004

provided however that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. If the Corporation is reorganized, amalgamated with another corporation, or consolidated, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.
1.5 Limits with Respect to Insiders
(a)	The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be 10% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to Insiders under any other Share Compensation Arrangement.

(b)	The maximum number of Common Shares which may be issued to Insiders under the Plan within a one year period shall be 10% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued under any Share Compensation Arrangement over the preceding one year period. The maximum number of Common Shares which may be issued to any one Insider and such Insiders’ Associates under the Plan within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued to such Insider under any Share Compensation Arrangement over the preceding one year period.

(c)	Any entitlement to acquire Common Shares granted pursuant to any Share Compensation Arrangement prior to the grantee becoming an Insider shall be excluded for the purposes of the limits set out in (a) and (b) above.
1.6 Non-Exclusivity
          Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.
1.7 Amendment and Terminating
(a)	The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and subject to any required approval. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remaining outstanding.
Amended and Restated – May 13, 2004

(b)	With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation to change the date or dates as of which an Option becomes exercisable, subject to any required approvals.
1.8 Compliance with Legislation
          The Plan, the grant and the exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange(s) on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are then listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.
1.9 Effective Date
          The Plan shall be subject to the approval of any relevant regulatory authority whose approval is required and shall be subject to the approval of shareholders of the Corporation. Any Options granted prior to such approvals and acceptances shall be conditional upon such approvals and acceptances being given and no such Options may be exercised unless such approval and acceptance is given.
1.10 Tax Withholding
          The Corporation or a Subsidiary may withhold from any amount payable to a Participant under this Plan such amount as may be necessary or desirable so that the Corporation or the Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, or to enable the Corporation or Subsidiary to make an appropriate payment in respect of tax payable by a Participant for such amount on behalf of such Participant. The Corporation shall also have the right in its discretion to do so by not issuing, retaining or acquiring any Common Shares which would otherwise be issued to a Participant hereunder.
Amended and Restated – May 13, 2004

SECTION 2
OPTIONS
2.1 Grants
          Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions. if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon the exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.
2.2 Option Price
     The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than the Fair Market Value of the Common Shares covered by such Option at the date of the grant.
     The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) hereof.
2.3 Exercise of Option
(a)	Options granted must be exercised no later than 10 years after the date of grant or such lesser period as the Board may determine upon the grant of the Option or as the regulations made pursuant to the Plan may require.

(b)	Options shall not be assignable or transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(c)	Except as otherwise determined by the Board,
(i)	if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will, subject to the provisions of Section 2.3(a) hereof, cease to be exercisable 60 days after the Termination Date. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have
Amended and Restated – May 13, 2004

permitted a greater portion of the Option to be exercisable by the Participant;

(ii)	if a Participant dies the legal representative of the Participant may, subject to the provisions of Section 2.3(a) hereof, exercise the Participants Options within six months after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death.
(d)	Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant.

(e)	The exercise price of each Common Share purchased under an Option shall be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

(f)	Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary-Treasurer of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Common Shares to be purchased. Certificates for such Common Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

(g)	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Common Shares to a Participant pursuant to an exercise of an Option shall be subject to:
(i)	completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)	the admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed; and

(iii)	the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as counsel to the Corporation reasonably determines to be necessary or advisable in order to safeguard against the violation of the laws of any jurisdiction.
Amended and Restated – May 13, 2004

In connection with the foregoing, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuance of such Common Shares in compliance with applicable laws and for the admission to listing of such Shares on any stock exchange in which the Common Shares are then listed.
2.4 Tandem Stock Appreciation Rights
          At the discretion of the Board, an Option granted under the Plan may have connected therewith any number of rights or fractions of rights. Each such right in respect of a Common Share shall entitle the Participant to surrender to the Corporation, unexercised, the right to subscribe for such Common Share pursuant to the related Option and to receive from the Corporation the number of Common Shares equal in value to the Fair Market Value over the option price provided in the related Option. The number of Common Shares to be issued to a Participant will be determined by dividing such aggregate amount for all Options being so surrendered to be provided in the form of Common Shares under this section by the applicable Fair Market Value, rounded down to the next whole Common Share. Each exercise of a right in respect of a Common Share covered by a related Option shall terminate that Option in respect of such Common Share and such Option in respect of such Common Share shall be of no further force or effect. Unexercised rights shall terminate when the related Option is exercised or the Option terminates.
          The Corporation may, when authorized by the Board in its discretion, in lieu of all or a portion of the Common Shares which would otherwise be issued to a Participant under this provision, pay to a Participant an equivalent cash amount.
SECTION 3
TAKE-OVER BIDS
3.1 If a Take-over Bid is made, then, notwithstanding Section 2, but subject to the other provisions of the Plan and subject to any required regulatory approvals, the following shall apply:
(a)	The Board may, in its sole and arbitrary discretion, give its express consent to the exercise of any Options which are outstanding at the time that such Take-over Bid was made regardless of whether such Options have vested in accordance with their terms.

(b)	If the Board has so expressly consented to the exercise of any Options outstanding at the time that such Take-over Bid was made, the Corporation shall, immediately after such consent has been given, give a notice in writing (a “Take-over Bid Notice”) to each Participant then holding unexpired Options (whether vested or not) advising of the making of the Take-over Bid and such notice shall provide
Amended and Restated – May 13, 2004

reasonable particulars of the Take-over Bid and shall specify that the Participant may, at any time during the period commencing on the date of the Take-over Bid Notice and ending on the date which is five days following the giving of the Take-over Bid Notice, exercise all or any portion of any such unexpired Options then held by the Participant.

(c)	If a Participant wishes to exercise any such Options, such exercise shall be made in accordance with Section 2.3 hereof; provided that, if necessary in order to permit such Participant to participate in the Take-over Bid, the Options so exercised shall be deemed to have been exercised and the issuance of the Common Shares issuable upon such exercise (such Common Shares being referred to in this Section 3.1(c) as the “Specified Shares”) shall be deemed to have been issued, effective as of the first Business Day immediately prior to the date on which the Take-over Bid was made.

(d)	If, upon the expiry of the applicable Options exercise period specified in Section 3.1(b) above, the Take-over Bid is completed and a Participant did not, prior to the expiration of such exercise period, exercise the entire or any portion of the Option which such Participant could have exercised in accordance with the provisions of this Section 3.1, then, as of and from the expiry of such exercise period, the Participant shall cease to have any further right to exercise such Option, in whole or in part, and each such Option shall be deemed to have expired and shall be null and void.

(e)	If:
(i)	the Take-over Bid is not completed; or

(ii)	all of the Specified Shares tendered by the Participant pursuant to the Take-over Bid are not purchased by the offeror in respect thereof, the Specified Shares or, in the case of clause (ii) above, the portion thereof that are not taken up and paid for by such offeror, shall be returned by the Participant to the Corporation and either cancelled or reinstated as authorized but unissued Common Shares, and the terms set forth herein shall again apply to the Option (or remaining portions thereof, as the case may be) pursuant to which the Specified Shares were purchased.
(f)	If any Specified Shares are returned to the Corporation pursuant to Section 3.1(e) above, the Corporation shall refund the applicable purchase price (without interest) to the Participant in respect of such Specified Shares.

(g)	In no event shall the Participant be entitled to sell or otherwise dispose of the Specified Shares otherwise than pursuant to the Take-over Bid.
Amended and Restated – May 13, 2004

SECTION 4
MISCELLANEOUS PROVISIONS
4.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Common Shares in respect of which the Option is being exercised).
4.2 Nothing in the Plan or any Option shall confer upon a Participant any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Participant beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.
Amended and Restated – May 13, 2004

SCHEDULE “A”
STRATOS GLOBAL CORPORATION
40 King Street West
Suite 5200
P.O. Box 206
Toronto, Ontario
M5H 3Y2

TO:	• , 200 •
Re: Option Agreement
You have been designated as an Eligible Person under the Stratos Global Corporation Stock Option Plan, a copy of which is enclosed with this letter (the “Plan”). All capitalized terms in this Agreement defined in the Plan shall have the same meaning herein as therein. Assuming that you become a Participant by signing this letter, the details of the Options which have been granted to you under the Plan are as follows:

(a)	Designated Number (the aggregate
number of Common Shares which you may
	purchase under the Option):	•

(b)	Option Price (price per Common Share):	$

(c)	Expiry Date:	•

(d)	Vesting Date and Designated Percentage
(the % of the Designated Number of
Common Shares which you may purchase each
year)

Vesting Date	Designated Percentage

•	•%
•	•%
•	•%
If you accept the Options and agree to participate in the Plan and be bound by and comply with the terms and conditions of the Plan which are hereby specifically incorporated by reference into this Agreement and the terms and conditions set out herein, please sign one copy of this letter and return it to • by •.
Amended and Restated – May 13, 2004

By signing and returning this letter to Stratos Global Corporation, you hereby covenant and agree that you shall not, directly or indirectly in any manner whatsoever, sell, transfer, assign, mortgage, charge, pledge, grant a security interest in or otherwise dispose of or encumber all or any part of the Options granted to you by this Option Agreement and you hereby irrevocably and unconditionally nominate, constitute and appoint Stratos Global Corporation as your attorney with the power of substitution in accordance with the Powers of Attorney Act (Ontario), and the Substitute Decisions Act (Ontario) for the purpose of all matters required by and relating to the Plan. In accordance with the Powers of Attorney Act (Ontario) and the Substitute Decisions Act (Ontario), you hereby agree, acknowledge and declare that this power of attorney may be exercised during any subsequent legal incapacity.
This Option Agreement shall be government by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

STRATOS GLOBAL CORPORATION
By:

I have read the Stratos Global Corporation Stock Option Plan and agree to comply with, and agree that my participation is subject in all respect to, its terms and conditions:

SIGNED in the presence of:
SIGNATURE:

(Signature of Witness)

NAME:

(Address of Witness)	(Date)
Amended and Restated – May 13, 2004

SCHEDULE “B”
NOTICE AND AGREEMENT
OF EXERCISE OF OPTION
          I, the undersigned, hereby exercise the Stock Option granted to me pursuant to an agreement dated as of                      between Stratos Global Corporation and myself (the “Stock Option Agreement”) as to                      Common Shares of Stratos Global Corporation (collectively, the “Option Shares”).
          Enclosed is the full payment specified in Section 2.3 of the Stock Option Agreement.
          I hereby agree to assist the Company in the filing of, and will timely file, all reports that I may be required to file under applicable securities laws.
          The number of Option Shares specified above are to be issued in the following registration:

(Print Optionee’s Name)	(Optionee’s Signature)

(Date)	(Address)
Amended and Restated – May 13, 2004